UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Wheeling - Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

Esmark Incorporated

Bouchard Group, L.L.C.

Franklin Mutual Advisers, LLC

James P. Bouchard

Craig T. Bouchard

Albert G. Adkins

Clark Burrus

C. Frederick Fetterolf

James V. Koch

George Muñoz

Joseph Peduzzi

James A. Todd

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FOR IMMEDIATE RELEASE

Esmark Inc. Acquires Independent Steel Company

Acquisition of Flat Rolled Steel Specialist is Esmark’s 10th Acquisition since 2003 in the

Pittsburgh-Chicago Growth Corridor

CHICAGO, August 3, 2006 – Esmark Incorporated (“Esmark”) today announced that it has acquired Cleveland, Ohio-based Independent Steel Company, a privately held processor and distributor of value-added steel products, for $21 million in cash.

In making the announcement, Esmark Chairman and Chief Executive Officer James P. Bouchard said, “The acquisition of Independent Steel demonstrates Esmark’s commitment to growth and investment in the Ohio Valley. This is another important strategic step towards completing our downstream-growth platform between the Pittsburgh-Chicago growth corridor.”

Celebrating its 50th year in business, Independent Steel has annual revenues of more than $60 million and serves the construction, tubing manufacturers, consumer products and transportation industries with a range of low carbon cold rolled and galvanized painted steel applications and products. Independent Steel’s service region includes Ohio, Pennsylvania, Michigan, Indiana and New York State.

Under terms of the acquisition, Dave Nix, President of Independent Steel, will remain in that capacity and also become an officer of Esmark. In addition, Vice President and Chief Operating Officer, Mark Schwertner, also will remain in his current capacity.

Commenting on the acquisition, Independent Steel’s Mr. Nix said, “We’re truly excited to become part of the Esmark family. We are joining one of the best capitalized and strategically positioned companies in the industry today. This transaction is welcomed by our employees, the United Steel Workers, and our customers who will benefit from the substantial resources Esmark can bring to the Midwest and the Ohio Valley markets.”

Bouchard noted that with the acquisition of Independent Steel, annual revenues for the Esmark Steel Services family of companies now exceed $625 million. “Since our founding in 2003, our strategy has been solely focused on setting new industry standards in inventory management, procurement, operational efficiency. We believe our growth in revenue and profitability is a validation that our strategy is working. We remain debt-free and expect Independent Steel to enhance Esmark’s cash flow as it approaches a proposed merger with Wheeling Pittsburgh Steel Corporation later this year.”

-more-

Esmark Acquires Independent Steel Company/2

Esmark, together with the other participants indicated below, filed a preliminary proxy statement with the SEC on July 21, 2006 relating to the solicitation of proxies for the election of a slate of director nominees at the 2006 annual meeting of shareholders of Wheeling-Pitt, which has not yet been scheduled. Esmark’s preliminary proxy statement contains information on the participants in Esmark’s solicitation and their interests in Wheeling-Pitt. Esmark and the other participants intend to file a definitive proxy statement and accompanying proxy card with the SEC. Esmark urges Wheeling-Pitt shareholders to read the definitive proxy statement in its entirety when it becomes available because it will contain important information. When filed, the definitive proxy statement will be available at no charge at the SEC’s website at http://www.sec.gov. The participants will provide copies of the definitive proxy statement without charge upon request made to Esmark’s proxy solicitor, Innisfree M&A Incorporated, at its toll-free number (888) 750-5834. The participants in this proxy solicitation are anticipated to be Esmark, the Bouchard Group, L.L.C., Franklin Mutual Advisers, LLC and certain of its directors and officers, James P. Bouchard, Craig T. Bouchard, Albert G. Adkins, Clark Burrus, C. Frederick Fetterolf, James V. Koch, George Muñoz, Joseph Peduzzi, and James A. Todd.

About Esmark

Headquartered in Chicago and founded by the Bouchard Group, Esmark is a steel services family of companies. The mission of Esmark is to establish the benchmark standards for strategic consolidation, operating efficiency and management excellence in the steel services sector of the global steel marketplace. More information about Esmark can be found at www.esmark.com.

This press release contains forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the ability to successfully solicit sufficient proxies to elect Esmark’s nominees for director and the ability to achieve anticipated cost savings as a result of the proposed merger, competition in the steel industry, dependence on suppliers of raw materials, and cyclical demand for steel products.

For Further Information:

Media Contact:

Bill Keegan, Edelman, 312.240.2624, bill.keegan@edelman.com

For Investors:

Craig T. Bouchard, Esmark, 708.756.0400, ctbouchard@esmark.com

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